Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACT:
Trico Marine Services, Inc.
Geoff Jones, VP & Chief Financial Officer
(713) 780-9926
TRICO MARINE ISSUES STATEMENT REGARDING
2009 ANNUAL MEETING OF STOCKHOLDERS
THE WOODLANDS, Texas, March 2, 2009 – Trico Marine Services, Inc. (Nasdaq: TRMA) (the “Company” or “Trico”) today confirmed that it has received notice that Kistefos AS intends to nominate two individuals for election to Trico’s Board of Directors and submit two stockholder proposals at the Company’s 2009 Annual Meeting of Stockholders.
The Company noted that it has been actively engaged in discussions with Kistefos for more than two months in an effort to address Kistefos’s questions and avoid a potentially costly and disruptive proxy contest. The Company’s management and Board of Directors have met with Kistefos on a number of occasions. During those meetings, the Company’s representatives raised serious legal concerns with the Kistefos proposal to add Christen Sveaas and Åge Korsvold, two Kistefos representatives, to the Company’s Board.
In addition, Trico offered two alternatives to Kistefos in an attempt to reach a settlement. Kistefos has, to date, refused to entertain the Company’s alternatives nor suggested any another plan to reach agreement on this matter.
Following is a copy of the letter that was sent earlier today to Kistefos, following their meeting with the independent directors of the Trico Board on February 26, 2009:
March 2, 2009
Christen Sveaas
Chairman of the Board
Åge Korsvold
Chief Executive Officer
Kistefos AS
Stranden 1
N-0250 Oslo
Norway
Dear Christen and Åge:
     We are writing on behalf of the Board to follow up on the meeting last Thursday between you and the independent members of our Board. Our Board believes dialogue with stockholders is important, and we welcome ideas that further the goals of all stockholders. Since you have chosen to make matters regarding our discussions public, we believe it is important that the public record is complete.
     Over the past two months, we have evaluated your proposal to place yourselves on the Trico Board and discussed our views with you. As you know, your proposal could jeopardize the Company’s compliance with several laws. We offered alternatives that we believe would comply with these laws, provide a reasonable response to your proposal, benefit all stockholders and allow us to return our full focus to the business challenges ahead. Rather than implement a workable solution, you have insisted on a course that, were it lawful, would result in two non-U.S. citizens who control a direct competitor to Trico serving on the Board.
     As we have discussed with you and your attorneys on a number of occasions, your proposal would put the Company out of compliance with the Jones Act. Our charter effectively requires that we remain Jones Act eligible, and we must comply with the Jones Act to engage in coastwise trade in the U.S. Gulf of Mexico. Any action that risks our status under the Jones Act would jeopardize an important source of cash flow and limit future avenues for growth. Decommissioning and deep water projects in the Gulf comprise an important part of our subsea strategy and require continued compliance with the Jones Act. Furthermore, our current and planned operations in the U.S. Gulf of Mexico are a part of our plan to reduce Trico’s indebtedness.
     Again as we have previously discussed, our lawyers have advised us that the Jones Act provides that non-U.S. citizens may neither exercise control over more than 25% of the voting power in the corporation nor occupy seats that constitute more than a minority of a Board quorum. Your initial proposal, if accepted, would effectively put Kistefos in control of approximately 29% of the Trico Board seats and, in the view of our counsel, would mean that Kistefos would control more than 25% of the “voting power in the corporation.” Furthermore, if your nomination were successful, it would result in three non-U.S. citizens serving on Trico’s Board which is approximately 43% of the Trico Board seats and a majority of a Board quorum. The U.S. Maritime Administration and U.S. Coast Guard would find that both of these results cause Trico not to be Jones Act eligible. Your proposal, if implemented, could permanently deprive our current U.S. flag vessels of Jones Act eligibility and could require us to forfeit all revenues earned in the U.S. Such an outcome would be detrimental to the future of our Company.
     As we have also discussed, Kistefos’s ownership of a direct competitor creates significant risks and possible harm to Trico under U.S. and European competition laws were either of you to sit on Trico’s Board. Both of you are affiliated with Kistefos, an investment company owned by Mr. Sveaas, and its wholly-owned subsidiary Viking Supply, a leading supplier of offshore platform supply and anchor handling vessels. Viking Supply is a direct competitor in the North Sea, our largest single market, and Kistefos and Viking Supply’s vessels could potentially compete with Trico in other global markets that regularly use North Sea class vessels. Trico’s Board discusses competitively sensitive information, including current vessel pricing, contract bidding and market growth plans, at its meetings. At a minimum, putting an affiliate of a competitor on our Board would require Trico to screen these directors from this competitive information. In our opinion, an information firewall would foreclose you from participating in most Board discussions. As such, it is unclear to us how much benefit Kistefos and the independent stockholders would receive from your participation on the Board as you could not contribute your asserted relevant expertise towards many important decisions.
     Even with these two important issues still outstanding, we have been working diligently to find a practical solution over the last two months. In early January 2009, our General Counsel and outside lawyers flew to New York to meet with your lawyers to discuss the legal impediments to appointing you to Trico’s Board. At that meeting, we suggested that Kistefos nominate a U.S. citizen with appropriate qualifications so that we could avoid non-compliance with the Jones Act, remove the conflict of interest associated with a competitor on our Board and have a director more likely to represent the interest of all stockholders.
     As a further sign of our willingness to address your proposals and listen to your ideas and concerns, Ken Burke and Joe Compofelice traveled to London to meet with you on January 30th to talk in person. We again suggested that you consider nominating a director who would not jeopardize our compliance with the Jones Act and competition laws. You insisted that you were unwilling to consider nominees other than yourselves and must have two of the seven seats on our Board. Even if your nominations were not fraught with legal issues, we remain unconvinced that the Company and the other stockholders are best served by having two voices from a single stockholder on our Board.
     In early February, we offered another proposal to you in an effort to find a compromise and permit the Board to turn its full focus towards the important operating issues ahead of us. Through our counsel, we told you that the Board would be willing to ask stockholders to vote on a proposal at the upcoming annual meeting to expand the Board to eight directors. As part of our proposal, we also offered, in good faith, to nominate Mr. Sveaas to fill this vacancy on the Board (assuming stockholders approved the expansion), after a standard consideration of his qualifications by Trico’s Governance Committee followed by a vote on his nomination by our full Board. In return, our Board asked for your acknowledgement that Mr. Sveaas would be subject to reasonable restrictions on his access to Trico’s competitively sensitive information and that Kistefos would sign a customary standstill agreement.
     Unfortunately, you chose not to reply to our proposal or offer any alternatives that would address the significant legal and governance issues discussed above. In fact, your announcement on Friday ignores these issues entirely.
     Over the last several months, we have attempted to accommodate your request by suggesting alternatives that would not jeopardize our compliance with applicable laws and that would more clearly serve the interests of all stockholders. The Board and management have devoted a significant amount of their time and energy to this process. You asked that we immediately appoint both of you to the Company’s Board. As the independent directors told you Thursday, our Board has carefully considered your request and is unanimous in its decision to reject your proposal.
     While we remain open to suggestions and changes that have the potential to benefit all stockholders, we are not interested in those that favor one stockholder over others or that jeopardize Trico’s compliance with applicable law.  Our formal response to your nomination notice will be forthcoming.

Sincerely,

/s/ Joseph S. Compofelice	/s/ M.W. Scoggins
Joseph S. Compofelice	M. W. Scoggins
Chairman of the Board of Directors	Lead Director
Trico’s Board and management team have been and remain intensely focused on acting in the best interests of the Company and creating value for all stockholders. Trico’s Board of Directors is comprised of seven highly experienced and qualified directors, six of whom are independent. The management team is fully supported by the Board of Directors in these efforts.

The Company has not yet scheduled its 2009 Annual Meeting of Stockholders.
About Trico Marine Group
The Trico Marine Group is an integrated provider of subsea, trenching and marine support vessels and services. Trico’s towing and supply division provides a broad range of marine support services to the oil and gas industry through use of its diversified fleet of vessels including the transportation of drilling materials, supplies and crews to drilling rigs and other offshore facilities; towing drilling rigs and equipment, and support for the construction, installation, repair and maintenance of offshore facilities. Trico’s subsea services and trenching/installation divisions control a well equipped fleet of vessels and operate a fleet of modern ROVs and trenching and other subsea protection equipment.. The Trico Marine Group is headquartered in The Woodlands, Texas and has a global presence with operations in the North Sea, West Africa, Mexico, Brazil and Southeast Asia as well as the Gulf of Mexico.
For more information about Trico Marine Services, Inc. visit us on the web at www.tricomarine.com.
Certain statements in this press release that are not historical fact may be “forward looking statements.” Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such forward-looking statements. A description of risks and uncertainties relating to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company’s results of operations or financial condition, are included in the Company’s Securities and Exchange Commission filings. Trico undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report.
Important Information
Trico Marine Services, Inc. plans to file with the Securities and Exchange Commission (“SEC”) and furnish to its stockholders a Proxy Statement in connection with the solicitation of proxies for the 2009 Annual Meeting of Stockholders. The Company advises its stockholders to read the Proxy Statement relating to the 2009 Annual Meeting when it becomes available, because it will contain important information. Stockholders may obtain a free copy of the Proxy Statement and other documents (when available) that Trico files with the SEC at the SEC’s website at www.sec.gov. The Proxy Statement and these other documents may also be obtained for free from Trico Marine by directing a request to Trico Marine Services, Inc., 10001 Woodloch Forest Drive, Suite 610, The Woodlands, Texas 77380, Attn: Corporate Secretary, or calling (713) 780-9926. In addition, copies may be requested by contacting, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com.
Certain Information Concerning Participants
Trico Marine Services, Inc. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Company’s 2009 Annual Meeting. Detailed information concerning the names, affiliations and interests of individuals who may be considered participants in the solicitation of the Company’s stockholders under the rules of the SEC is set forth in public filings filed by the Company with the SEC, including its proxy statement relating to its 2008 Annual Meeting of Stockholders, and will be set forth in its proxy statement relating to its 2009 Annual Meeting of Stockholders.
CONTACT
Geoff Jones
Vice President and Chief Financial Officer
(713) 780-9926
# # #